Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-5182. Visit our website at www.dormanproducts.com

COLMAR, PENNSYLVANIA (January 9, 2014) – Dorman Products, Inc. (NASDAQ:DORM) (the “Company”) today announced that the Board of Directors of the Company has appointed Mathias J. Barton, 54, as a member of the Board of Directors, which increased the size of the Board of Directors from five to six directors. Mr. Barton will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2014 and until his successor is selected and qualified, except in the event of his earlier death, resignation or removal. Mr. Barton is expected to stand for re-election as director at the annual meeting of shareholders in 2014.

Mr. Barton currently serves as the Company’s President, a position he has held since February, 2011. Mr. Barton joined the Company in November 1999 as Chief Financial Officer. Prior to joining the Company, Mr. Barton served as Senior Vice President and Chief Financial Officer of Central Sprinkler Corporation, a manufacturer and distributor of automatic fire sprinklers, valves, and component parts. From May 1989 to September 1998, he was employed by Rapidforms, Inc., most recently as Executive Vice President and Chief Financial Officer. Mr. Barton holds a Bachelor of Business Administration degree in Accounting from Temple University.

Mr. Steven Berman, the Company’s Chairman and Chief Executive Officer, said: “We are thrilled to welcome Matt to our Board of Directors. Matt’s leadership as Chief Financial Officer and as President has been instrumental in our growth. His experience, expertise, and dedication to the Company will be a real asset to the board.”

Mr. Barton said: “I am excited to be joining the board and I look forward to helping the Company continue to meet its long term growth plans.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.